Exhibit 99.1

IDEAYA Announces Clinical Collaboration to Evaluate IDE161 in Combination with KEYTRUDA® (pembrolizumab) in Patients with Endometrial Cancer

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Trial will evaluate IDE161, IDEAYA’s investigational PARG inhibitor, in combination with KEYTRUDA® (pembrolizumab), Merck's anti-PD-1 therapy, in patients with MSI-high and MSS endometrial cancer
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Potential first-in-class PARG inhibitor, in combination with anti-PD-1 therapy, targets two complementary mechanisms of anti-tumor immune response in endometrial cancer
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IDEAYA will sponsor the clinical trial and Merck will provide KEYTRUDA

South San Francisco, CA, March 12, 2024 – IDEAYA Biosciences, Inc. (Nasdaq:IDYA), a precision medicine oncology company committed to the discovery and development of targeted therapeutics, today announced that it has entered into a clinical trial collaboration and supply agreement with Merck (known as MSD outside the US and Canada) to evaluate IDE161, the company’s investigational, potential first-in-class, small molecule poly (ADP-ribose) glycohydrolase, or PARG, inhibitor, in combination with KEYTRUDA® (pembrolizumab) Merck's anti-PD-1 therapy, in patients with microsatellite instability-, or MSI-, high and microsatellite stable, or MSS, endometrial cancer, in a Phase 1 clinical trial.

“We are excited to enter this collaboration as it allows study within and beyond the homologous recombination deficient (HRD) setting in endometrial cancer,” said Darrin Beaupre, M.D., Ph.D., Chief Medical Officer, IDEAYA Biosciences. “We are very pleased to collaborate with Merck on this trial evaluating IDE161 in combination with KEYTRUDA in patients with MSI-high and MSS endometrial cancer. IDEAYA’s IDE161 combination strategy is focused on advancing multiple high conviction rational combinations, including beyond the HRD biomarker setting,” said Yujiro S. Hata, President and Chief Executive Officer, IDEAYA Biosciences.

IDE161 is a small molecule inhibitor targeting PARG, that is being evaluated in a Phase 1 clinical trial, which is currently in its monotherapy expansion stage. The trial is strategically focused on estrogen receptor positive (ER+), human epidermal growth factor receptor 2 negative (Her2-) breast cancer with HRD, as well as other solid tumors with HRD, such as endometrial cancer, colorectal cancer and prostate cancer. In parallel, IDEAYA is continuing with a Phase 1 dose optimization. Of note, multiple partial responses by RECIST 1.1. and tumor shrinkage in priority solid tumor types were observed early in the Phase 1 dose escalation and dose expansion. IDE161 received the U.S. Food & Drug Administration Fast-Track designation for BRCA1/2 ovarian and breast cancers.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Under the clinical trial collaboration and supply agreement, Merck will provide KEYTRUDA to IDEAYA, which will be the sponsor of the Phase 1 clinical combination trial. IDEAYA and Merck each retain all commercial rights to their respective compounds, including as monotherapy or as combination therapies. The mechanistic rationale and preclinical data to support the IDE161 and PD-1 clinical combination will be provided as part of a future R&D update.

Exhibit 99.1

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About IDEAYA Biosciences

IDEAYA is a precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related the potential therapeutic benefits of IDE161 in combination with KEYTRUDA. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s recent Annual Report on Form 10-K filed on February 20, 2024 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

Investor and Media Contact

IDEAYA Biosciences
Andres Ruiz Briseno

SVP, Head of Finance and Investor Relations
investor@ideayabio.com